Exhibit 3.6

PUBLIC STORAGE OPERATING COMPANY

ARTICLES OF AMENDMENT

Public Storage Operating Company, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Amendment and Restatement of Declaration of Trust of the Trust are hereby amended by deleting the first paragraph of existing Article VI in its entirety and substituting in lieu thereof a new paragraph to read as follows:

“The total number of common shares of beneficial interest of all classes which the Trust shall have authority to issue is 2,000 common shares, $0.01 par value per share, and having an aggregate par value of $20.00. The Board of Trustees, with the approval of a majority of the entire Board of Trustees and without any action by the shareholders of the Trust, may amend the declaration of trust of the Trust from time to time to increase or decrease the aggregate number of common shares or the number of shares of any class or series that the Trust has the authority to issue.”

SECOND: The amendment to the Articles of Amendment and Restatement of Declaration of Trust of the Trust as set forth above has been duly approved and advised by the Board of Trustees as required by law and is limited to changes expressly authorized by Section 8-203(a)(8) of the Maryland REIT Law to be made without action by the shareholders of the Trust.

THIRD: Immediately prior to the above amendment, the total number of shares of beneficial interest which the Trust had authority to issue was 1,000 common shares of beneficial interest, par value $0.01 per share. The aggregate par value of all shares of beneficial interest of the Trust was $10.00.

FOURTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment is 2,000 common shares of beneficial interest, par value $0.01 per share. The aggregate par value of all shares of beneficial interest of the Trust is $20.00.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Assistant Secretary, on this 28th day of August, 2026.

ATTEST		PUBLIC STORAGE OPERATING COMPANY

By:	/s/ Steven Babinski	By:	/s/ S. Wade Sheek
Name: Steven Babinski		Name: S. Wade Sheek
Title: Vice President, Associate General Counsel and Assistant Secretary		Title: Senior Vice President, Chief Legal Officer and Corporate Secretary